Naveen Chopra Elected to Board of Directors of Vonage Holdings Corp.

HOLMDEL, N.J. - July 24, 2014 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting consumers and businesses through cloud-connected devices worldwide, today announced that it has elected Naveen Chopra to serve as a member of its Board of Directors.

Mr. Chopra brings deep financial and accounting experience in technology companies, as well as seasoned corporate strategy and development experience to the Vonage Board.

Mr. Chopra is the Chief Financial Officer and Senior Vice President, Corporate Development and Strategy, of TiVo Inc., a leader in next-generation television services and innovative cloud-based Software-as-a-Service (SaaS) solutions that enable viewers to consume content across all screens in and out-of-the home.

At TiVo, Mr. Chopra is responsible for overseeing the company’s accounting and financial reporting, planning, tax and treasury functions. He also manages the company’s strategic initiatives, including strategic planning, mergers and acquisitions, and business development activity. He joined TiVo in 2003 as Director, Business Development, and later served in several senior leadership positions prior to becoming Chief Financial Officer in 2012. During this time, he has played a key role in transforming TiVo from a pure consumer electronics company into a leading provider of advanced SaaS solutions to pay television providers in North America and Europe. Prior to TiVo, Mr. Chopra was Director of Product Marketing & Business Development at Moxi Digital, and before that, he worked for Microsoft. A graduate of Stanford, Mr. Chopra received bachelor’s degrees in Computer Science and Economics and earned an M.B.A. from the Stanford Graduate School of Business.

“We are excited to have Naveen join our Board. His depth of financial, accounting, and strategic experience in the technology industry, as well as his extensive international experience, make him a valuable addition to the Board,” said Vonage Chief Executive Officer Marc Lefar. “Naveen’s insights will serve Vonage and its shareholders well as we continue to execute against our strategic growth priorities to provide innovative, flexible and affordable communications services to individuals and businesses in the U.S., Canada and abroad.”

Mr. Chopra said, “I am excited to join the Vonage Board and to work with the team as the company builds upon the progress it has made against its strategic growth priorities. Vonage is well positioned to build upon its strong foundation in VoIP services to meet consumer and small and medium business communications needs globally. I look forward to contributing to the team’s success.”

About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting consumers and businesses through cloud-connected devices worldwide. The Company has approximately 2.6 million subscriber lines and serves consumers and small and medium business customers.

Vonage provides a robust suite of feature-rich, affordable residential and business communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Vonage's residential service is sold on the web (www.vonage.com) and through telesales and regional and national retailers, and its business service is sold through Vonage Business Solutions (www.vonagebusiness.com) telesales and channel partners.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.

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Media and Investor Contact: Jo Ann Tizzano 732.365.1363; joann.tizzano@vonage.com